Carter Validus Mission Critical REIT, Inc. Delivers Expansion Suite for Enterprise Data Center Tenant

Expands Data Center with an Additional 2.5 MW of Capacity

Tampa, FL – January 27, 2017 – Carter Validus Mission Critical REIT, Inc., (“CVMC REIT”) in partnership with Ascent CH2, LLC, (“Ascent”) a leading provider of comprehensive data center solutions, announced the delivery of a newly-constructed expansion suite for an enterprise tenant in the Chicago Data Center based in Northlake, Illinois. CVMC REIT has owned the Chicago Data Center building since May 2014 and funded the expansion to add an additional 2.5 MW of critical power capacity in the newly built 16,000 square-foot suite.

As part of the 250,000-square-foot multi-tenant data center facility, the expansion suite provides an enterprise tenant dedicated data center space entirely independent from the operations of the building’s other multi-national corporate tenants.

Within 150 days of breaking ground for construction on the suite, the tenant was able to install and power IT equipment in the data center racks. The new suite features power and operational efficiencies such as transmission grade electric feeds from the onsite 2N substation offering up to 54 MW, LED lighting in the data center and highly efficient electrical and mechanical infrastructure equipment. The installation of computer room air handlers with airside economization and a high-pressure humidification system allows for compressor-less cooling low ambient conditions. Additionally, the infrastructure includes air-cooled chillers coupled with an evaporative cooling system designed for more efficient chiller operation. The cost-effective cooling system provides increased efficiency, reducing yearly energy consumption and optimizing the PUE for a low average annual of 1.3.

Michael A. Seton, President of CVMC REIT, commented, “We believe the strength of Ascent’s operations and development capabilities paired with the building’s exceptional infrastructure, location, additional expansion opportunities, and in-place creditworthy national tenants make this an accretive asset to our portfolio of mission critical real estate.”

John E. Carter, Chief Executive Officer of CVMC REIT, added, “The Chicago Data Center remains CVMC REIT’s largest acquisition to date based on purchase price. We are pleased with the performance of this asset and enthusiastic about the leasing opportunities with the data center’s vacant space.”

The Chicago Data Center currently has approximately 64,000 square feet of vacant space available for rent and buildout under CVMC REIT ownership and 7.5 MW of critical power expansion capacity. This facility is one of the premier data center facilities in the vibrant Chicago market and a tenant in this space would join a group of other multi-national data center tenants in a unique build-to-suit environment.

About Ascent
Ascent is a leading provider of solutions for the development, engineering, construction and operation of data centers and critical facilities. Ascent partners with customers to solve technical, operational and financial challenges of running these facilities critical to customers’ businesses. Founded in 1998, Ascent provides full life cycle support from the design and development of new, expanded or upgraded facilities to daily monitoring and management, backed by our 24/7 operations support. Ascent is a one-stop shop for all critical infrastructure needs, and works hand-in-hand with customers to provide flexible, scalable, secure and highly available solutions to ensure their individual needs are met.

About Carter Validus Mission Critical REIT, Inc.
Carter Validus Mission Critical REIT, Inc. is a real estate investment trust that invests in mission critical real estate assets located throughout the United States. Mission critical real estate assets are purpose-built facilities designed to support the most essential operations of tenants. Carter Validus Mission Critical REIT, Inc. focuses its acquisitions on mission critical assets in the data center and healthcare sectors.

Leasing Information and Media Contact:
Stacy Sheedy
Marketing Manager, Carter Validus
813-316-4292
ssheedy@cvreit.com

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